CODE OF ETHICS

A.       Code of Conduct

DWG has established this Code of Ethics (the “Code”) pursuant to Rule 204A-1 of the Advisers Act. As an investment adviser, DWG has a duty of loyalty to act in the best interests of its clients, an obligation which includes the responsibility to make full and fair disclosure of all material facts, especially where DWG’s interests may conflict with those of its clients. In carrying on its daily affairs, DWG and all Supervised Persons must act in a fair, lawful and ethical manner, in accordance with all applicable federal security laws as well as any other rules and regulations imposed by DWG’s governing regulatory authority. Each Supervised Person’s execution of the Annual Acknowledgment of the Policies and Procedures constitutes his or her agreement that they have complied, and will continue to comply, with such applicable laws.

All Supervised Persons must review this Code, as well as DWG’s internal policies and procedures, in an effort to be aware of their responsibilities pertaining to client service. To the extent that any term within the Manual, or any other DWG policy, is inconsistent with any term contained within this Code, the Code will control. Any violation by a Supervised Person of this Code or any other DWG policy and/or procedure will subject the Supervised Person to DWG’s disciplinary procedures, which may include termination of employment.

B.       Provision of the Code and Acknowledgment of Receipt

1.       Initial Provision – Acknowledgment of Receipt

After becoming a Supervised Person colleagues are required to certify in writing that they have:

● Received a copy of the Code;

● Read and understand all provisions of the Code; and

● Agree to comply with the provisions set forth in the Code.

The CCO is responsible for delivery of the Code and the receipt of the required acknowledgments. See also Section I and the acknowledgment of receipt described in that section.

2.       Amendments

The CCO will provide all Supervised Persons with any amendments to the Code. All Supervised Persons will provide to the CCO the acknowledgment of receipt of the amended Code, as described above for the initial provision of the Code, after being provided with an amendment. See also Section I and the acknowledgment of receipt described in that section.

3.       Annual Certification of Compliance

On an annual basis all Supervised Persons are required to certify that they have received and read the provisions of the Code. Such certification will also include a statement that the Supervised Person has complied with the requirements of the Code and applicable laws, rules statutes and regulations. The CCO is responsible for delivery of the annual certification and the receipt of the executed annual certification. See also Section I and annual acknowledgment described in that section.

C.       Personal Securities Transactions

All Access Persons must submit for the Firm’s review a report of his/her personal securities transactions and securities holdings periodically as described below. The review of personal securities transactions assist an adviser in recognizing such things as “scalping” (i.e., a practice whereby the owner of shares of a security recommends that security for investment and then immediately sells it at a profit upon the rise in the market price which follows the recommendation), as well as potentially abusive “dollar” or brokerage practices. In addition, this requirement can help detect insider trading, “front-running” (i.e., personal trades executed prior to those of DWG’s clients) and other potentially abusive practices.

1.       Initial and Annual Holdings Reports

Each Access Person must provide the CCO with a written report of the Access Person’s current Covered Securities holdings within ten (10) days after the person becomes an Access Person, which information must be current as of a date no more than forty five (45) days prior to the date the person becomes an Access Person. Additionally, each Access Person must provide the CCO on an annual basis with a written report of the Access Person’s Covered Securities holdings current as of a date no more than forty five (45) days prior to the date the annual report is submitted. Reportable Covered Securities are those over which the Access Person directly, or indirectly, has Beneficial Ownership.

Each Covered Securities holdings report must provide, at a minimum, the following information:

●	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;
●	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

● The date the Access Person submits the report.

Copies of the holdings reports are submitted and maintained electronically in the Dinsmore Compliance Services Compliance Reporting System (the “DCS CRS”). The CCO reviews all submitted holdings reports. Other personnel review the holding reports of the CCO.

2.       Transaction Reports

Each Access Person must provide the CCO with a written record of his/her personal Covered Securities transactions no later than thirty (30) days after the end of each calendar quarter, which report must cover all transactions in Covered Securities (other than those pursuant to an Automatic Investment Plan) during the quarter. The report must provide, at a minimum, the following information about each transaction in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

●	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Covered Security involved;
●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

● The price of the security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through which the transaction was effected; and

● The date the Access Person submits the report.

Copies of the quarterly transaction reports are maintained in the DCS CRS. The CCO reviews all submitted holdings reports. Other personnel review the holding reports of the CCO.

D.	Preclearance of Transactions

1. Initial Public Offerings and Limited Offerings

All Access Persons are prohibited from acquiring any security distributed in an Initial Public Offering, without obtaining the prior approval of the CCO. Any request for pre-clearance is to be electronically submitted to the CCO utilizing the Securities Transaction Pre-Clearance Form, maintained in the DCS CRS. In addition, All Access Persons are prohibited from acquiring any securities for their personal accounts distributed in a Limited Offering, without the express prior approval of the CCO through utilization of the Securities Transaction Pre-Clearance Form. In instances where Access Persons, after receiving prior approval, acquire a security in a Limited Offering, Access Persons have an affirmative obligation to disclose this investment to the CCO if the Access Person participates in any subsequent consideration of any potential investment by any client of DWG in the issuer of those securities.

2.       Trading in Securities Purchased/Sold by Mutual Funds Advised by DWG

All Access Persons are prohibited from trading in securities that they know have been or are to be recommended by DWG to be purchased or sold by the mutual funds advised by DWG (the “Funds”) within three market days before or after such purchase or sale by the Funds.

3.       Restricted List Securities

DWG maintains a list of securities, other than Initial Public Offerings or Limited Offerings, also subject to pre-clearance before purchase by an Access Person (the “Restricted List”). The securities maintained on the Restricted List are those which the Firm may recommend for purchase or sale by the Funds and securities substantially similar to such securities. In addition, Supervised Persons must obtain pre-clearance for short sales, purchases of puts, sales of calls, purchases or sales of derivatives and any other synthetic positions in securities on the Restricted List. The Restricted List shall be maintained by one of the Executive Officers and will be made available to Access Persons.

4.       Pre-Clearance of CCO Transactions

For any transaction by the CCO requiring pre-clearance, the Securities Transaction Pre-Clearance Form is to be submitted to other personnel for the review process.

E.       Provision of Code of Ethics Upon Client Request

Pursuant to the requirements of Form ADV Part 2A, DWG offers to provide a complete copy of DWG’s Code of Ethics to any client upon request. Any Supervised Person who receives such a request for a copy of the Code of Ethics should forward that request to the CCO. The CCO is ultimately responsible for responding to any client request for the Firm’s Code of Ethics.

F.       Insider Trading

The securities laws prohibit trading by a person while in the possession of Material Nonpublic Information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others. Section 204A of the Advisers Act requires that investment advisers maintain and enforce written policies reasonably designed to prevent the misuse of Material Nonpublic Information by the investment adviser or any person associated with the investment adviser. Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC and criminal and civil prosecution.

1.       Trading on Material Nonpublic Information

No employee of an investment adviser who is in possession of Material Nonpublic Information about a company, or about the market for that company’s securities, is permitted to purchase or sell those securities until the information becomes public and the market has had time to react to it. Should you have any doubt regarding the propriety of a proposed securities transaction, you should seek advice from the CCO, who has been designated by DWG to handle such matters.

2.       Disclosure of Material Nonpublic Information

No person associated with DWG may disclose Material Nonpublic Information about a company or about the market for that company’s securities:

●	To any person except to the extent necessary to carry out the legitimate business obligations of DWG; or
●	In circumstances in which the information is likely to be used for unlawful trading.

3.       Questions About DWG’s Insider Trading Policy

While compliance with the law and with DWG’s policies and procedures described above is each individual’s responsibility, interpretive questions may arise, such as whether certain information is Material Nonpublic Information, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed with the CCO who has been designated by DWG to respond to such questions.

4.       Violations

Violations of the Firm’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will subject personnel to disciplinary action.

G.       Reporting Violations of the Code

All personnel of DWG must promptly report improper or suspicious activities, including any suspected violations of the Code and/or this Manual. Issues can be reported to the CCO in person, by telephone, email or written letter. Any reports of potential violations will be thoroughly investigated by the CCO, who will report directly to the Executive Officers on the matter.

H.       Retention of Certain Records

A record of each securities holdings report and transaction report, including any duplicate broker trade confirmation or account statements provided by an Access Person will be maintained by DWG for the time period required by the Advisers Act. In addition, a record of the names of persons who are currently, or within the past five years were, Access Persons of DWG will be maintained. See also Section V Books and Records.

I.       Definitions

“Access Persons” means:

●	Any of DWG’s Supervised Persons who have access to nonpublic information regarding any DWG client’s purchase or sale of securities, is involved in making securities recommendations to DWG clients or who has access to such recommendations that are nonpublic; or
●	Since providing investment advice is DWG’s primary business, all of DWG’s directors, officers, members and/or partners.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” means an Access Person having or sharing a direct or indirect pecuniary interest (i.e., the opportunity, directly or indirectly, to profit or share in any profit) in Covered Securities (or an Initial Public Offering or Limited Offering, as the case may be), directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise.

“Covered Security” means any security defined in Section 202(a)(18) of the Advisers Act (generally, all securities of every kind and nature), except that it does not include:

● Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

● Shares issued by money market funds;

● Shares issued by open-end mutual funds; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds. This exception is aimed at variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts.

However, any open-end mutual funds for which DWG serves as the investment adviser or DWG is affiliated with the investment adviser or underwriter for the open-end mutual funds, as well as any unit investment trusts that invest in any such open-end mutual funds, are Covered Securities and therefore, reportable.

”Federal Securities Laws” means the Securities Act of 1933; the Sarbanes-Oxley Act of 2002; the Investment Company Act of 1940; the Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act; any rules adopted by the SEC under any of these statutes; the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or the Department of Treasury.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to rules 504, 505 or 506 under the Securities Act of 1933.

“Material Information” means any information about a company, or the market for its securities, that, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by the reasonable investor in deciding whether to purchase or sell those securities. Examples of information about a company which should be presumed to be “material” include, but are not limited to, matters such as:

● Dividend increases or decreases;

● Earnings estimates;

● Changes in previously released earnings estimates;

● Significant new products or discoveries;

● Developments regarding major litigation by or against the company;

● Liquidity or solvency problems;

● Significant merger or acquisition proposals; or

●	Similar major events which would be viewed as having materially altered the information available to the public regarding the company or the market for any of its securities.

The foregoing is not intended to be an exhaustive list.

“Nonpublic Information” means information that has not been publicly disclosed. Information about a company is considered to be nonpublic information if it is received under circumstances which indicate that it is not yet in general circulation.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of DWG, or other person who provides investment advice on behalf of DWG and is subject to the supervision and control of DWG.